                                                                    EXHIBIT 10.1

                                  Translation

                                   Agreement
                   Regarding the Sale and Transfer of Shares

                                    between

                       1 a) Y.A.C. Finance Holding S.A.
                      9, rue Dicks Bereldange/Luxembourg
                                             (hereinafter referred to as "YAC")

                                      and

                            1 b) Ms. Anja Fernbach
                                   (hereinafter referred to as "Anja Fernbach")

                                      and

                           1 c) Mr. Gunther Fernbach
                                 (hereinafter referred to as "Gunther Fernbach")

(the parties 1 [a] to [c] hereinafter referred to collectively as "the sellers")

                                      and

                           2. BROKAT Infosystems AG,
                      Industriestrasse 3, 70565 Stuttgart
                                           (hereinafter referred to as "BROKAT")

 (the sellers and BROKAT hereinafter referred to collectively as "the parties")

 Recitals
 I. Capital increase (step I)                                                  3
   (S) 1 Capital increase, subscription                                        5
   (S) 2 Contribution, surcharge                                               5
   (S) 3 Change in the FFS articles of incorporation                           6
 II. Granting of the option to purchase all shares remaining with the sellers
 after step I                                                                  8
   (S) 4 Granting of the option                                                8
   (S) 5 Targets                                                               9
   (S) 6 Acceptance of the purchase offer                                     10
   (S) 7 Purchase price, substitution authorization                           11
   (S) 8 Transfer of the step II shares                                       12
   (S) 9 Purchasing right                                                     12

   (S) 10 Preemptive right                                                    13
 III. Employee participation                                                  14
   (S) 11 Employee participation                                              14
 IV. WarrantiesWarranties and representations representation                  16
   (S) 12 General                                                             16
   (S) 13 Warranties with regard to the corporate relationships of Fernbach
   Company and the sellers' freedom of disposal                               17
   (S) 14 Warranties with regard to the enterprise and asset status of the
   Fernbach companies                                                         18
   (S) 15 Warranties with regard to contractual and legal relationships and
   conditions                                                                 20
   (S) 16 Tax and social-welfare insurance release                            23
   (S) 17 Enterprise continuation                                             24
   (S) 18 Legal consequences of violating a guarantee or representation       25
   (S) 19 Limitation period                                                   26
 V. Measures before or after the signing date                                 26
   (S) 20 Changes to the articles of incorporation of FFS, appointment of a new member to the administrative board, sale of shares in Fernbach
 Software Ireland Ltd.                                                        26
   (S) 21 Employment relationship of Gunther Fernbach                         27
 VI. Rights and duties of the parties for the period after the end of step II 28
   (S) 22 Restructuring                                                       28
   (S) 23 Lock-up                                                             28
   (S) 24 Restraint of competition                                            28
 VII. General provisions                                                      30
   (S) 25 Taxes, costs                                                        30
   (S) 26 Statements and declarations                                         30
   (S) 27 Changes to the agreement                                            31

   (S) 28 Assignments                                                         31
   (S) 29 Interpretation of the agreement                                     31
   (S) 30 Applicable law                                                      32
   (S) 31 Arbitration                                                         32


                                    Recitals


1. BROKAT is a stock corporation registered under record HRB 19292 in the commercial register for companies kept at the Local Court of Stuttgart. The share capital of BROKAT is DM 44,747,955.00 (forty-four million seven hundred forty-seven thousand nine hundred fifty-five German marks), and is divided into 8,949,591 no par shares.

    The managing board of BROKAT is authorized under (S) 4 paragraph 2 of the company's articles of incorporation to increase the company's share capital with the approval of the Supervisory Board during the period up to June 30, 2003, by issuing new shares against cash contributions or non-cash contributions once or several times, but not by more than DM 11,476,975.00 in total ("authorized capital I"). The managing board shall decide regarding a preclusion of subscription rights with the approval of the Supervisory Board.

    Since September 16, 1998, BROKAT stock has been approved for the organized market with the start of trading at the New Market of the Frankfurt securities exchange. Listing on the New Market began on September 17, 1998.

    BROKAT develops and markets software and hardware solutions, particularly for secure data transmission in heterogeneous internal and inter-company data networks. The company's business has developed positively in recent years, and achieved market leadership in Germany in the market segment it is active in. BROKAT desires to expand the competitive position it has achieved domestically and abroad.

2. Fernbach Financial Software S.A. (hereinafter referred to as ,,FFS") is registered under B 70830 in the commercial and corporate register of the District Court of Luxembourg. The share capital of FFS is 288,500.00 euros, divided into 57,700 shares with a par value of 5 euros each. The shares are registered shares. According to article 5 of the articles of incorporation, the administrative board is authorized to increase the corporation's capital to bring it from 288,500.00 euros to 1 million euros by issuing 142,300 shares with a par value of 5 euros each, to enjoy the same rights as existing shares. This authorization must be renewed every five years.

    2.1  YAC and Gunther Fernbach hold the 57,700 shares of FFS as follows:

         (1) YAC 57,697 shares
         (2) Gunther Fernbach 3 shares

    2.2 FFS is the holding company of the following companies with the following shareholding interests:

         (1) Fernbach Software S.A. (hereinafter referred to as "FS"): 5998 shares @ LUF 1000 each of 6000 shares (one each of the other two shares is held by Gunther Fernbach and Anja Fernbach)

         (2) Fernbach Software AG (Germany) (hereinafter referred to as "FSD"):
             19,999 shares @ DM 5.00 of 20,000 shares (the remaining share is held by Gunther Fernbach)

         (3) Fernbach-Software AG (Switzerland) (hereinafter referred to as "FSC"): all 1000 shares @ SFR 100.00

             (Companies [1] to [3] and FFS are referred to hereinafter collectively as "the Fernbach companies")

         (4) Fernbach Software Ireland Ltd., which no longer exists as an operating company.

             The Fernbach companies likewise develop and market software and hardware solutions for administering transactions, especially in the field of banking software.

3. BROKAT and the Fernbach companies see considerable synergistic effects in cooperation, including and particularly from a geographic point of view. The sellers and BROKAT have further agreed that BROKAT shall acquire a shareholding interest in FFS as the holding company for the Fernbach companies by way of stock acquisition in a first step (step I) to solidify the partnership, to demonstrate cooperation on the market, and to promote and finance further growth of the Fernbach companies, and BROKAT shall be given an option, irrevocable for the sellers, to purchase all shares of FFS as well as the shares of the Fernbach companies, to the extent they are not held by FFS.

In consideration of the foregoing, the parties hereby agree as follows:

                          I. Capital increase (step I)


                                     (S) 1
                         Capital increase, subscription

1.1 The sellers hereby undertake to resolve as quickly as possible after conclusion of the present agreement to increase, by 96,700 euros, from 288,500 euros to 385,200 euros, the share capital of FFS in exchange for a cash contribution, issuing 19,340 shares with a par value of 5 euros each, in accordance with the document enclosed as annex E, to preclude shareholder subscription rights, and to permit only BROKAT to subscribe and purchase the new shares (hereinafter referred to as "step I shares").

1.2 BROKAT shall be obligated to purchase the step I shares immediately after confirmation of the credit extension by NordLB/HypoVereinsbank, and to transfer the price named in (S) 2 to account (11424957491) of FFS at Banque Internationale a Luxembourg prior to the capital increase, so that the capital increase can take place on schedule.

     The sellers hereby undertake as joint and several debtors to transfer 25.1 percent of all shares of FFS to BROKAT for security, in case the capital increase has not been effectively completed after no more than one week after payment of the price named in (S) 2. The shares must be transferred back to the sellers immediately after the capital increase becomes effective and BROKAT has purchased the step I shares.

                                     (S) 2
                            Contribution, surcharge

2.1  BROKAT purchases the step I shares in exchange for payment to FFS

     (1) of a contribution of 5 euros per share, i.e., a total of 96,700 euros and

     (2) of a surcharge of 100.75 euros per share, i.e., a total of 1,948,505 euros.

2.2 The contribution and surcharge in the total amount of 2,045,205 euros (hereinafter referred to as "issue amount") shall be due and payable to FFS in accordance with (S) 1.1.2 so that the resolution regarding the capital increase according to (S) 1 (the day the resolution is adopted, hereinafter referred to as "effective date") may then be adopted without delay.

2.3 The sellers shall be obligated to make sure that the surcharge is used with senior priority to reduce payable loan repayment claims of NordLB Luxembourg S.A. and HypoVereinsbank Luxembourg S.A. in accordance with annex C 13 (6), and with junior priority to increase the liquidity of the Fernbach companies.

                                     (S) 3
                  Change in the FFS articles of incorporation

3.1  The sellers warrant and represent:

     After the step I shares are purchased and subscribed by BROKAT, the Fernbach companies shall hold a shareholders' meeting at which the articles of incorporation shall be changed to the effect that a majority of 75 percent of the share capital of FFS shall be necessary at the Fernbach companies for basic transactions, i.e.:

     (1) Changes in the articles of incorporation

     (2) Change in the purpose and subject matter of the business

     (3) Capital increases

     (4) Appointment or dismissal of members of the administrative board and setting the number of members of the administrative board

     (5) Appointing the financial auditor

     (6) Concluding, changing, or terminating employment agreements with members of the administrative board.

3.2 The sellers warrant and represent:

    BROKAT shall be entitled to appoint a member of the administrative board of FFS. The sellers shall cooperate at all times with all their votes in appointing or dismissing that member of the administrative board, on demand and according to the instructions of BROKAT. YAC and Gunther Fernbach shall appoint Mr. Michael Schumacher as member of the administrative board of FFS, with effect as of the effective date, as the first member of the administrative board appointed in accordance with this paragraph.

    Furthermore, the sellers shall appoint Arthur Andersen as financial auditor of the Fernbach companies.

3.3 The sellers warrant and represent:

    The articles of incorporation of the Fernbach companies shall be changed, with effect as of the date this agreement is signed, to the effect that unanimous resolutions of the administrative board of FFS shall be necessary for transactions by the Fernbach companies relating to matters outside normal business operations, i.e.:

    (1) any form of capital increase or other issue of new shares, even within the bounds of authorized capital

    (2) acquisition, establishment, encumbrance, or sale of an enterprise or of shareholding interests, including company agreements and joint contracts

    (3) adding new lines of business and abandoning old areas of activity or discontinuing business operations

    (4) establishing and dissolving branch offices and operating locations

    (5) acquisition, encumbrance, or sale of real property and equivalent rights

    (6) granting credit, negotiating bills, promising warranties, and granting other kinds of security

    (7) developing and commencing distribution of new software products outside normal business operations

    (8) acquisition, utilization, or sale of own or outside license rights or copyrights to software products outside normal business operations

    (9) concluding, changing, or terminating distribution or license agreements or other agreements regulating the utilization or exploitation of software outside normal business operations

    (10) appointing and dismissing managing directors, members of the managing board, or holders of full power of commercial representation [Prokura] of the subsidiaries

    (11) concluding, changing, or terminating employment agreements with holders of full power of commercial representation [Prokura] and managers

    (12) concluding, changing, or terminating agreements with shareholders or an enterprise affiliated with them (affiliated enterprises are enterprises considered to be affiliated according to the rules set down in (S)(S) 15 et seq. Corporation Law)

    (13) and any and all comparable matters.

3.4 Finally, the sellers warrant and represent and shall be obligated to make sure that

    (1) the Fernbach companies prepare quarterly and annual financial statements according to the US GAAP as individual financial statements and consolidated financial statements and

    (2) the annual financial statements (individual financial statements and consolidated financial statements) shall be audited.

3.5 BROKAT assures that it will render reasonable support when preparing financial statements according to US GAAP.

II. Granting the option to purchase all shares remaining with the sellers after step I


                                     (S) 4
                             Granting of the option

The sellers hereby make BROKAT the irrevocable offer (though limited according to (S) 6) of the purchase and transfer of the following shares held by them (hereinafter referred to as "purchase offer"):

4.1  YAC: 57,697 shares of FFS

4.2  Gunther Fernbach: 3 shares of FFS, 1 share of FS, and 1 share of FSD

4.3  Anja Fernbach: 1 share of FS
     (hereinafter collectively referred to as "step II shares")

                                     (S) 5
                                    Targets

Continuing the operative business of the Fernbach companies and achieving the targets discussed between the contracting parties and recorded in annex A have foremost priority during the further continuation of the Fernbach companies, according to the mutually agreed intention of the contracting parties. Achievement of the targets set forth in annex A by the Fernbach companies shall be evaluated and determined as of December 31, 1999, March 31, 2000, and June 30, 2000 (hereinafter referred to as "option dates") according to the following rules:

5.1 The companies shall have financial statements prepared as of the respective option dates, conforming to the annual financial statements in their content, scope, and form (hereinafter referred to as "option financial statements"). Consolidated financial statements for the Fernbach companies must be prepared for each option date (consolidated financial statements). The sellers shall commission Bansbach Schubel Brosztl & Partner Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, Stuttgart, to preparing the option financial statements (,,Bansbach"). The sellers shall be obligated to submit the necessary records to Bansbach within 15 days after the particular option date, and to provide information. Preparation costs shall be paid by BROKAT.

     The option financial statements shall be prepared on the basis of and in conformance with US GAAP, particularly with regard to delimiting incoming orders and orders on hand. Actual figures and the basis of the financial statements per December 31, 1998, shall be taken as the basis for the purposes of determining the purchase price according to annex A. Any special influences shall be neutralized (i.e., license payments made by BROKAT or enterprises affiliated with BROKAT, payments of license fees exceeding 1.0 million euros as a one-time license by customers and partners that can be shown to have been arranged by BROKAT, capitalization of development costs, and payment of prepaid licenses). The results of the option financial statements that are substantial for annex A shall in each case be updated in such a way that the result of the particular subsequent option financial statements builds on the previous one. This applies to the option financial statements per December 31, 1999, March 31, 2000, and June 30, 2000, which shall update the financial statements per September 30, 1999, December 31, 1999, and March 31, 2000.The costs of liquidating or dissolving Fernbach Software Ireland Ltd. must be included when preparing the option financial statements; saved expenses that would have been incurred if this company's business operations were continued shall not be included.

5.2 The option financial statements shall be submitted to both parties no more than four weeks after the complete records are submitted according to paragraph 5.1. They shall be consid-ered approved in a binding manner for both parties unless one of the parties files an objection with Bansbach within one week. If no agreement on approval is reached between all parties within an additional two weeks since the objection was received, KPMG Stuttgart shall decide as arbitrator on request by a party, and shall approve the option financial statements with binding effect for the parties. Half the arbitrator's costs shall be paid by BROKAT and half by the sellers.

                                     (S) 6
                        Acceptance of the purchase offer

6.1 BROKAT shall be entitled to accept the purchase offer in a written statement to the sellers. The acceptance statement may only be made within one week after receipt of option financial statements approved according to
     (S) 5 (1) or (2) (hereinafter referred to as "exercise periods"), with effect as of the option date underlying the particular option financial statements (hereinafter referred to as "effective date of exercise"). The acceptance shall not include the share of FSD held by Gunther Fernbach, to the extent FSD is being liquidated, merged, or dissolved at the time of acceptance. BROKAT may accept from the sellers the offer of purchasing the shares only for all shares offered.

6.2 BROKAT shall be obligated to accept from the sellers the offer of purchasing the shares if:

    (1) the consolidated option financial statements of the Fernbach companies show a positive result (after interest and depreciation but before taxes) as of the option date June 30, 2000, for the period from January 1, 2000, until June 30, 2000, after neutralization of any special influences (i.e., license payments made by BROKAT or enterprises affiliated with BROKAT, payments of license fees exceeding 1.0 million euros as a one-time license by customers and partners that can be shown to have been arranged by BROKAT, capitalization of development costs, and payment of prepaid licenses), and

    (2) the sellers confirm in writing for BROKAT and assume the warranties and representations under (S)(S) 12 to 16 of this agreement, effective June 30, 2000. The sellers shall be entitled to attach a disclosure schedule updated as of June 30, 2000, to the above statement insofar as the facts and risks disclosed therein do not affect future earnings expectations of the Fernbach companies, and thus the basis for calculating the purchase price, to a significantly negative degree.

                                     (S) 7
                   Purchase price, substitution authorization

7.1 The purchase price to be paid by BROKAT on acceptance of the purchase offer for the step II shares is DM 4 million, plus the amount resulting according to annex A and annexes B1 to B3, but shall not exceed

     DM 74,295,000 in case of acceptance as of option date December 31, 1999; DM 71,100,000 in case of acceptance as of option date March 31, 2000;
     DM 67,905,000 in case of acceptance as of option date June 30, 2000.

     The purchase price shall be DM 13.9 million in case of acceptance as of option date June 30, 2000, if the targets set forth in annex A are not achieved on more than two option dates, according to the option financial statements.

7.2 BROKAT shall be authorized to discharge its duty to pay the purchase price in cash according to (S) 7.1 by way of performance of a fulfillment instead of by transferring or issuing no-par shares from BROKAT to the sellers. The number of shares to be transferred (hereinafter referred to as "BROKAT shares") shall be determined according to the purchase price as set forth in 7.1, divided by the market price of a no-par share of BROKAT. Here the market price of a no-par share of BROKAT shall be the closing price of that share noted in presence trading on the Frankfurt securities exchange on the third-to-last banking day (Frankfurt am Main) before the start of the exercise period.

7.3 If BROKAT does not accept the offer as of an option date even though the targets were achieved according to annex A, and if BROKAT accept the offer at a later date, then the purchase price shall be the purchase price to be paid by BROKAT that would be the purchase price valid under this agreement as of the option date when the targets according to annex A were first achieved, regardless of whether or not the targets were achieved at such later date. BROKAT shall have the substitution authorization as provided for in (S) 7.2 in this case, as well. Section 7.2 shall apply by analogy for determining the number of shares to be transferred.

                                     (S) 8
                         Transfer of the step II shares

8.1 If BROKAT accepts the purchase offer and does not exercise the substitution authorization as provided for in (S) 7.2, the step II shares shall be due for transfer to BROKAT one week after receipt of the statement from BROKAT to the sellers regarding acceptance of the purchase offer, concurrently against payment to the sellers of the purchase price as provided for in (S) 7.1.

8.2 If BROKAT accepts the purchase offer and exercises the substitution authorization as provided for in (S) 7.2, the step II shares shall, at the election of BROKAT:

     (1) become due for transfer to BROKAT, if the purchase offer is accepted, no more than four weeks after receipt of the statement regarding acceptance of the purchase offer, concurrently against transfer -- without cost for the sellers -- of the BROKAT shares according to (S) 7.2

         or

     (2) be immediately transferred to BROKAT by the sellers in the course of an increase in share capital by BROKAT -- without cost for the sellers -- as a contribution in kind in exchange for granting the corresponding BROKAT shares to the sellers.

8.3 Insofar and as soon as supplemental statements for public agencies or third parties, such as the commercial register, and/or supplemental or altered agreements are required for the purpose of transferring the step II shares and/or the BROKAT shares according to 8.1 or 8.2, the parties shall perform them without delay.

                                     (S) 9
                                Purchasing right

If BROKAT does not accept the purchase offer within the last exercise period, the sellers shall be entitled to purchase the step I shares as follows:

9.1 BROKAT hereby offers the step I shares for sale to the sellers (hereinafter referred to as ,,option offer"). The purchase price to be paid to BROKAT by the sellers in the event the above offer for purchase of the step I shares is accepted is

     DM 8 million (eight million German marks)
                                    (hereinafter referred to as "option price").

9.2 Acceptance of the option offer by the sellers is permissible only until December 31, 2000. Beyond this, the sellers shall be entitled to accept the option offer only if BROKAT has not accepted the purchase offer for purchase of the step II shares within the last exercise period according to
     (S) 6.1.

9.3  Acceptance of the option offer must be stated in writing to BROKAT.

9.4 In the event of effective acceptance of the option offer according to paragraphs 9.2 and 9.3, the option price shall become due for payment to BROKAT two weeks after receipt of the acceptance statement, concurrently against transfer of the step I shares without cost or charges.

                                     (S) 10
                                Preemptive right

10.1 If the sellers or one from among them, on the one hand, or BROKAT, on the other hand, intends to sell shares of FFS, those shares shall be subject to the preemptive right of BROKAT in the event of sale by the sellers or by one from among them, or shall be subject to the preemptive right of the sellers in the event of sale by BROKAT. Immediately after concluding an agreement regarding the sale, the selling party must send a complete copy of that agreement to the entitled party. The entitled party may purchase the shares designated in the agreement by making a statement in the valid form to the selling party.

     The preemptive right shall expire if it is not exercised within six weeks after the entitled party receives the agreement regarding the sale.

10.2 If the preemptive right as provided for in (S) 10.1 is exercised, the shares subject to that right shall be transferred to the entitled party concurrently against payment of the purchase price demanded in the agreement on the sale according to the terms of payment named there.

10.3 If no use is made of the preemptive right according to (S) 10.1, or if use is not made on time, the selling party shall be authorized to assign the shares designated in the agreement on the sale to the interested purchasers named there and on the conditions named there within six months after the preemptive right expires.

10.4 Both parties shall be obligated not to sell their shares to any buyer other than the other party before expiration of the exercise period ending June 30, 2000.

                          III. Employee participation


                                     (S) 11
                             Employee participation

11.1 In preparation for concluding this agreement, the sellers have promised the employees of the Fernbach companies an opportunity to participate in the share capital of FFS in order to give them a participating interest in the FFS enterprise. The sellers shall therefore offer and transfer BROKAT shares from its own holdings to those employees as provided for the following provisions:

     (1) the sellers shall keep 20 percent of BROKAT shares (hereinafter referred to as "employee shares") for the purpose of acquisition by employees of the Fernbach companies;

    (2) offer and grant option rights for purchasing the employee shares to the employees to be selected by Gunther Fernbach who have an employment relationship with the Fernbach companies at the time this agreement is concluded, with corresponding application of the option conditions in effect for the employees of BROKAT and of the accounting requirements of BROKAT existing in the interest of the Group;

    (3) if and insofar as the employees make use of these option rights on time, transfer the employee shares to the holders of those option rights concurrently against payment of a sales price of 32.00 euros per employee share;

    4) if and insofar as the employees do not make use of their option rights on time and/or the employee shares are not subject to any option rights and/or the conditions on which the option rights may be exercised do not occur, as well as in all other cases in which the employees do not acquire the employee shares, utilize those shares for its own account but following the instructions of BROKAT;

    (5) refrain from exercising and asserting any and all administrative rights associated with the employee shares during the period in which the sellers hold them, particularly voting rights and purchasing rights, or transfer such rights to third parties on the instructions of BROKAT.

11.2 Sellers shall pay any and all costs and taxes arising in implementation of paragraph 11.1, including any taxes or social-welfare charges incurred or payable by the Fernbach companies or BROKAT (hereinafter referred to collectively as "costs"). The costs may not exceed the share proceeds. The share proceeds correspond to the total of sales prices received by the sellers for the employee shares according to paragraph 11.1 (3) and the utilization prices received according to paragraph 11.1 (4) (hereinafter referred to as "share proceeds").

11.3 The sellers' obligation to offer and transfer the employee shares to the employees as provided for in paragraph 11.1 cannot be asserted against the sellers as long and insofar as the costs exceed the share proceeds. Furthermore the sellers do not need to submit the costs.

      If the sellers' obligation to offer and transfer the employee shares to the employees as provided for in paragraph 11.1 cannot be asserted against the sellers according to the provisions of this paragraph, the sellers shall be entitled to demand assumption of the deficit amount and provision of security (hereinafter referred to jointly as "cost security") in a written statement to BROKAT. The cost security must be provided to the sellers within three months after the statement is received by BROKAT; in any case, a written representation from BROKAT that it will assume the deficit amount on first request shall be sufficient as cost security. Here, too, submission of the costs by the sellers is not required.

      BROKAT shall not be obligated to assume the deficit amount; however, if the cost security is not evidenced within the above period, the obligations of the sellers under paragraph 11.1 (1) to (3), (5), and (6) [sic] shall expire.

11.4 To secure compliance with the obligations assumed in accordance with paragraphs 11.1 to 11.3 above, the sellers shall transfer the employee shares to

                            BROKAT Beteiligungs GmbH

      as trustee immediately after they are purchased, and irrevocably instruct this trustee to hold and utilize the employee shares according to paragraphs 11.1 to 11.3, and to fulfill the obligations assumed towards the employees and BROKAT for the account of the sellers.

11.5 The sellers shall be entitled to transfer the obligations under the present (S) 11 to a third party with the approval of BROKAT.

                       IV. Warranties and representations

                                     (S) 12
                                    General

12.1 The following warranties and representations by the sellers ((S)(S) 12 to 16) relate to the date this agreement is signed and to the effective date. The warranties and representations of the sellers do not cover circumstances, facts, or events whose occurrence or nonoccurrence are due to instructions, actions, measures, or omissions that were made, performed, or caused by BROKAT or enterprises affiliated with it, particularly liquidation or any other dissolution of FSD and FSC.

12.2 To the extent the sellers make exceptions to the warranties and representations, they are recorded in the disclosure schedule underlying this agreement (annex C). However, information in the disclosure schedule is fundamentally not suitable for precluding liability from violation of one of the warranties or representations given here, unless the disclosure schedule describes the exception with reasonable accuracy. The disclosure schedule is arranged in sections corresponding to the sequence of sections in this agreement. To the extent information is provided for a specific section, it does not apply to other sections, unless a corresponding explicit reference is made in the disclosure schedule.

12.3 If there are changes to the disclosure schedule attached to this agreement as annex C with effect as of the date this agreement is signed, the sellers have the opportunity to provide corresponding information in the disclosure schedule and provide it to BROKAT as an additional annex (annex C 1, C 2, etc.); delivery after this agreement is signed does not interfere with liability from violation of a guarantee made here.

12.4 To the extent the sellers have provided or provide representations "to the best of the sellers' knowledge", the sellers shall have no liability for noncompliance only if the sellers have performed, to a reasonable extent, investigations of the facts and circumstances on which the warranties or representations are based, and only if neither the sellers nor any major adviser nor any executive of the Fernbach companies have positive knowledge of a fact, an event, or a circumstance making the guarantee or representation incorrect.

                                     (S) 13
      Warranties with regard to the corporate relationships of Fernbach Company and the sellers' freedom of disposal

The sellers warrant:

13.1 The Fernbach companies are properly established and legally existing companies whose share capital is fully paid and no repayments of share capital have been performed or obligations to that effect have not been undertaken; there is no obligation to make further contributions, regardless of the cause in law, including due to insufficient or hidden contributions in kind;

13.2 None of the Fernbach companies is insolvent as of payment targets and the like, taking into account the information provided in annex C 13.2;

13.3 The articles of incorporation of the Fernbach companies are valid in the version delivered to BROKAT in draft form on August 6, 1999, for FS, FSD, FSC, and FFS, and shall remain unchanged until the effective date, with the exception of necessary changes on the basis of the acquisition by BROKAT of the Fernbach companies;

13.4 The commercial-register abstracts submitted for the Fernbach companies accurately reflect the status of the Fernbach companies;

13.5 No other major resolutions have been adopted by the shareholders, the supervisory boards, the administrative board, or the managing board than those disclosed to BROKAT;

13.6 The step I and step II shares (hereinafter referred to as "the shares") are the unencumbered property of the sellers, are not subject to any disposal limitations, and there are no third-party rights to them, particularly

      -- none of the shares has been attached, pledged, or assigned by way of security or for any other reason,

      -- there are no third-party option or other rights for purchase or encumbrance of the shares,

      --  none of the shares is the object of a trust relationship,

      -- none of the shares and no right from any of the shares is the object of third-party usufructuary rights, subordinate participating interests, silent partnerships, or other corporate relationships;

13.7 Subject to annex [...], there are no participating interests in any of the Fernbach companies than those of the sellers, in particular there are no silent partnerships, interests in the purchase of shares or participating interests or other rights, such as loans with profit participation that could establish an interest in the earnings or assets of the Fernbach companies or a codetermination right for decisions by the shareholders.

                                     (S) 14
      Warranties with regard to the enterprise and asset status of the Fernbach companies

The sellers warrant that

(1) the annual financial statements of the Fernbach companies submitted to BROKAT on August 3, 1999, for the fiscal year ending December 31, 1998 (hereinafter referred to as "annual financial statements") present a picture of the asset, financial, and earnings situation of the Fernbach companies corresponding to actual circumstances as of the particular reporting date, the annual financial statements and the consolidated financial statements were completely and correctly prepared in observance of the applicable statutory provisions in the particular legal systems and in application of the principles of proper and orderly bookkeeping and accounting generally recognized there, and that in particular

    --   carefully prepared inventories were used as the basis;

    -- the liabilities were stated completely and with full coverage at the time the balance sheet was prepared and within the bounds of identification possibilities, particularly with regard to pension accruals, with the exception of the liabilities stated in annex C 14
        (1);

    --  the stated assets have value content;

    -- updating of balance sheet sets over the last balance sheet date has occurred using identical, legally permissible valuation principles and the accounting and valuation elective rights have continuously been exercised in a consistent manner, subject to valuation changes on the basis of tax audits or such as have been pointed out to BROKAT; and

    -- all legally required depreciation and valuation adjustments have been performed and all legally required provisions have been created.

(2) no change in the asset, financial, or earnings situation of the Fernbach companies not disclosed to BROKAT has occurred, to the best of the sellers' knowledge, since the particular reporting date for the annual financial statements;

(3) the assets indexed in the asset indices to the annual financial statements are the property of the particular Fernbach company and are in its possession, insofar as they have not been replaced in the context of the proper and orderly course of business and are not listed in annex C.14 (3). Subject to the limitations in annex C.14 (3), those assets and all further assets listed in the annual financial statements or counting among the balance sheet assets of the particular Fernbach company are the sole property of the particular Fernbach company in whose annual financial statements they are listed. Such sole ownership is not encumbered by any rights whatsoever of third parties or by restraints on disposal, with the exception of the usual reservations of ownership;

(4) the objects specified in annex C.14 (4) and leased or rented by the particular Fernbach company are in the possession of the particular Fernbach company and freely available for its use;

(5) except for the objects designated in annex C.14 (5), none of the Fernbach companies have leased or rented other objects whose monthly financial burden exceeds DM 15,000 net in an individual case;

(6) all concessions, approvals, and licenses, as well as other public approvals, including any and all building approvals and investment approvals required for the business of the Fernbach companies are available, and revocation thereof has neither been threatened nor is likely; all requirements, restrictions, and conditions specified in the concessions, approvals, and licenses that have been granted have largely been completely fulfilled without additional investments or other special measures being necessary;

(7) subject to annex C 14 (7), the computer systems and products of all Fernbach companies and all parts thereof are year-2000 compliant, and guarantee secure and fault-free functioning before and after January 1, 2000, without even partial replacement or retrofitting;

(8) the industrial property rights designated in annex C.14 (8) (patents, utility models, copyrights, brands and trademarks, expertise), including the registrations made by the effective date, as well as any and all utilization rights therefrom:

    (a) unless otherwise stated in annex C.14 (8a), belong to the Fernbach companies alone and without restriction, and there are no third-party rights to such industrial property rights or utilization rights or with regard to utilization thereof;

    (b) are legally valid and in effect, to the best of the sellers' knowledge, and no attacks by third parties against them are present or threatened, nor is there any danger of cancellation or voidance of the industrial property rights, and no industrial property rights of third parties are violated by the property rights or use thereof, to the best of the sellers' knowledge;

    (c) are secured to the effect that all payable fees have been paid and any other measures that may be necessary to uphold and maintain the industrial property rights have been performed completely and on time;

    (d) all industrial property rights, including brands of Fernbach companies that are necessary for continuing the business operations of the Fernbach companies unchanged, are listed in annex C.14 (8b);

    (e) with the exception of the agreements named in annex C.14 (8a), there are no agreements relating to the business purpose of Fernbach companies that contain the utilization of industrial property rights, including brands;

(9) all real property and equivalent rights of Fernbach companies are listed in annex C.14 (9).

                                     (S) 15
  Warranties with regard to contractual and legal relationships and conditions

15.1 The sellers warrant that implementation and fulfillment of this agreement will not result in a breach of contract by any of the Fernbach companies or represent an opportunity permitting a contract partner to terminate a major agreement concluded with one of the Fernbach companies.

15.2 The sellers warrant that there are no obligations of any of the Fernbach companies from the following legal relationships at the time this agreement is concluded, with the exception of the agreements and obligations disclosed in annex C.15.2;

      (1) employment or work agreements granting annual base compensation of more than DM 100,000, or providing for termination notice periods greater than 1 year;

      (2) obligations or commitments for old-age, disability, early-retirement, or survivors' benefits not stated completely and with complete coverage (base interest rate 6 percent) in the annual financial statements;

      (3) plant agreements or other collective-bargaining obligations in connection with employment relationships (including claims by third parties, particularly the social-welfare insurance carriers and the Labor Office), obligations arising from social plans, agreements for the accommodation of conflicting interests, plant practices or overall commitments with regard to rendering social-welfare benefits or other benefits to employees;

      (4) consultancy agreements of all kinds having an individual volume exceeding DM 100,000 per annum;

      (5) agreements with commercial representatives, authorized dealers, or other distribution agents;

      (6) suretyships, guarantee obligations, cumulative assumptions of debt, letters of support, or provisions of security of all kinds individually exceeding DM 15,000, as well as obligations vis-a-vis third parties individually exceeding DM 15,000 which have provided suretyships, warranties, or other security of any kind for one of the Fernbach companies;

      (7) obligations to grant and/or arising from the use of credit of any kind with a volume exceeding DM 15,000 per annum;

      (8) rental or lease agreements not ending on or before July 31, 2000, and/or whose monthly financial burden or monthly earnings exceeds DM 15,000 in an individual case;

      (9) agreements on the purchase or sale of real property or rights to real property that have not been fulfilled or have not been completely fulfilled;

     (10) agreements regarding investments (purchase of fixed assets) establishing an obligation for one of the Fernbach companies exceeding DM 30,000 in an individual case;

     (11) competition-restricting arrangements of any kind, particularly agreements precluding or limiting the right of one of the Fernbach companies to do business in certain fields or areas or to use "Fernbach" in its name;

     (12) agreements regarding industrial property rights or expertise or other intangible rights or license agreements covering industrial property rights or expertise or other intangible rights, regardless of whether one of the Fernbach companies is the seller, buyer, licensor, or licensee;

     (13) agreements with suppliers and/or customers that exceed the context of ordinary business operations and that obligate one of the Fernbach companies beyond July 31, 2000, or with regard to which one of the Fernbach companies is more than four weeks in arrears with performance, and/or compensation for delay exceeding DM 50,000 must be paid in an individual case;

     (14) agreements or other obligations towards the sellers or towards enterprises in which the sellers hold a participating interest directly or indirectly;

     (15) obligations towards retired shareholders and/or their heirs;

     (16) affiliation agreements within the meaning of (S)(S) 291 et seq. Corporation Law, and cooperation agreements of any kind;

     (17) contract and agreements with regard to participation by one of the Fernbach companies in joint ventures or consortia;

     (18) agreements that have not been fulfilled regarding the purchase or sale of enterprises, participating interests in enterprises, operation locations, or operating units;

     (19) public-law agreements that have not been fulfilled.

15.3 Unless otherwise disclosed in annex C.15.3, the sellers warrant that

     (1) all fixed and current assets and all enterprise risks of all Fernbach companies that are usually insured or which one of the Fernbach companies is obligated to insure (to-wards landlords or lessors, for instance) are insured as customary in the industry or in accordance with the particular obligations towards third parties;

     (2) no product liability, warranty, or damage compensation claims have been asserted against any of the Fernbach companies with a risk exceeding DM 50,000 in an individual case, and no such claims are threatening, to the best of the sellers' knowledge;

     (3) none of the Fernbach companies is involved in any legal dispute, arbitration proceedings, administrative proceedings, or any other public-agency proceedings with a risk exceeding DM 10,000 in an individual case;

    (4) none of the business operations of any of the Fernbach companies violate regulations, guidelines, or orders by public agencies under trade laws, foreign-trade laws, public construction laws, laws concerning the interests between neighbors, public or private securities-issuing rights, or other environmental laws, antitrust laws, the law against unfair competition, criminal law, or the corresponding foreign legal regulations;

    (5) no court or public-agency proceedings are pending or threatening due to major violations of public-law regulations or orders or due to suspicion of criminal acts or administrative offenses.

                                     (S) 16
                    Tax and social-welfare insurance release

16.1 Each of the Fernbach companies has submitted or shall submit all tax returns, statements of public charges etc. on time that are required by the effective date, and shall pay by the due date taxes and public charges due by the effective date -- with the exception of those disclosed in annex C 16.1.

16.2 Receivables relating to taxes, levies, customs duties, and ancillary tax charges such as interest, penalties for the period up to the particular balance sheet date that are not entered as liabilities in the annual financial statements per December 31, 1998, shall be paid by the sellers and must be reimbursed to the affected Fernbach company. The compensation shall be gross for net, taking into account the taxes payable on it.

      Back tax payments resulting from changes in valuation shall remain excepted from the above warranted responsibility of the sellers, to the extent they are canceled out in subsequent years or result in lower taxes or the resulting profit remains with one of the Fernbach companies.

      Changes in the tax capital accounts maintained by one of the Fernbach companies up to the effective date on the basis of a tax audit shall not result in withdrawal rights for the sellers nor any subsequent adjustment in the purchase price.

16.3 The sellers shall pay taxes on the income and earnings they incur on the basis of this agreement being concluded, and any stock transfer transaction taxes incurred in Luxembourg.

16.4 BROKAT shall give the sellers the opportunity to be involved in all meetings and any legal remedies.

                                     (S) 17
                            Enterprise continuation

17.2 [sic] The sellers warrant that the business of the Fernbach companies shall be continued exclusively within the bounds of ordinary business operations in conformance with cautious business practices and with the diligence of a prudent businessman during the period between the date on which this agreement is signed and the effective date, with the goal of maintaining real-asset values and earning power, to the extent this is reconcilable. In particular, but without restriction to these measures, the sellers shall not perform the following measures nor cause them to be performed at or for any of the Fernbach companies:

      --  capital increase or other issuance of new shares

      --  issuing bonds

      -- concluding agreements or entering into other obligations that either establishes an obligation of more than DM 25,000 and [sic] lies outside normal business activities

      -- making an investment that is either greater than DM 25,000 and [sic] lies outside normal business activities

      -- delaying or postponing payments of obligations in a manner that is outside normal business activities, unless the delay or postponement is announced to BROKAT in advance

      -- issuing license or sub-licenses to third parties (except to BROKAT and enterprises affiliated with BROKAT) with regard to rights and industrial property rights, outside normal business activities

      --  changes in the company agreements of the Fernbach companies

      -- concluding loan agreements with the sellers, members of their managing boards, shareholders, employees, and consultants; disbursement of profits reducing capital, resulting in favor of such disbursement, payment of funds to the sellers or associated persons, except for the administrative-board compensation disclosed to BROKAT

      -- expansion of the administrative board or managing board of one of the Fernbach companies.

                                     (S) 18
          Legal consequences of violating a warranty or representation

18.1 The following shall apply if one of the representations or warranties made in this agreement is inaccurate:

      (1) If the inaccuracy of warranties or representations becomes evident, BROKAT shall be entitled to rescind the entire agreement

          -- if the shares to be transferred by the sellers are subject to sale restrictions or there are third-party rights to the shares that cannot be corrected even within a reasonable additional period of time.

          --  in case of fraudulent misrepresentation.

          -- in case of a change to the company agreement of one of the Fernbach companies made without approval from BROKAT.

              In these cases, BROKAT shall be entitled only within three months after learning of the reason for rescission, but no later than October 31, 2000.

              Section 352 of the German Civil Code shall not be applicable.

    (2) If the inaccuracy of warranties or representations becomes evident but there is no right of rescission within the meaning of paragraph 1, the sellers shall have the right to remedy the violation, insofar as the violation does not demand an immediate remedy. If the sellers do not remedy the violation within a reasonable period of time not to exceed four weeks, the sellers shall place BROKAT or the Fernbach companies, ac-cording to the judgment of BROKAT, in the same financial situation BROKAT or the Fernbach companies would be in if the warranty or representation made in this agreement had been accurate or had not been violated (damages). All other rights, claims for remedy, or claims against the sellers are precluded.

    (3) BROKAT can demand damage compensation only in such case and only to such extent as the damage exceeds DM 100,000 in total. The claim of damage compensation by BROKAT shall be limited to the damage amount, not to exceed DM 7 million for all damage occurrences, however.

    (4) To the extent a third party raises a claim against BROKAT or the Fernbach companies, BROKAT shall give the sellers the opportunity to proceed against such claim at their own expense. BROKAT and the Fernbach companies shall permit the sellers to participate in all talks and correspondence with the third party at their own expense. On request by the sellers, BROKAT and the Fernbach companies shall conduct litigation against the third party or have the affected company conduct litigation at the sellers' expense and in accordance with their instructions, subject to the proviso that the sellers provide BROKAT or the Fernbach companies with security in the amount of the expected costs or expenditures that could arise from the litigation.

18.2 The sellers shall be liable to BROKAT as joint and several debtors for violations of the warranties and representations.

                                     (S) 19
                               Limitation period

19.1 Claims by BROKAT due to violation of obligations, warranties, or representations by the sellers in accordance with (S)(S) 13 to 18 above shall be subject to a limitation period of two years, starting on the effective date, subject to the provisions of (S) 18.1.

19.2 Claims according to (S) 16 shall become time-barred with regard to the taxes or levies concerned six months after receipt of a valid assessment not subject to a reservation of subsequent examination that contains the determination of the tax or levy concerned, but no later than the time of expiration for the particular determination period for the tax or levy covered by (S) 16.

                  V. Measures before or after the signing date

                                     (S) 20
Changes to the articles of incorporation of FFS, appointment of a new member to the administrative board, sale of shares in Fernbach Software Ireland Ltd.

20.1 As soon as possible after this agreement is signed, the shareholders of FFS shall change the articles of incorporation of that company to the effect that fundamental resolutions named in (S) 3 shall require the approval of a 75-percent majority of share capital. The sample of such a resolution is attached to this agreement as annex E.

20.2 As soon as possible after this agreement is signed, the shareholders of FFS shall change the articles of incorporation of that company to the effect that the administrative board can consist of up to 4 members and that decisions of the administrative board lying outside usual business operations shall require a unanimous vote. The sample of such a resolution is attached to this agreement as annex E.

20.3 As soon as possible after this agreement is signed, the shareholders of FFS shall adopt a resolution that Mr. Michael Schumacher shall become a member of the FFS administrative board. The sample of such a signed resolution and of such an appointment is attached to this agreement as annex E.

20.4 Before this agreement is signed, FFS shall, at the request of the sellers, have transferred to one of the sellers or another enterprise not belonging to the Fernbach companies the shares it holds in Fernbach Software Ireland Ltd. and all rights and responsibilities associated therewith, including but not limited to security, letters of support, warranties, provisions, loss assumption duties, with agreement of at least a three-year prohibition against entering into competition with BROKAT or the Fernbach companies.

                                     (S) 21
                  Employment relationship of Gunther Fernbach

Before this agreement is signed, Mr. Gunther Fernbach shall sign an agreement with FFS and FS regarding his activities as member of the administrative board and administrateur delegue, a draft of which is attached to this agreement as annex F.

  VI. Rights and duties of the parties for the period after the end of step II


                                     (S) 22
                                 Restructuring

By exercising voting rights or other instruction authority, the sellers shall cause companies they control directly or indirectly to perform or cause to be performed the measures to restructure business operations and the corporate structure, yet to be arranged in detail between the parties. Measures that result in an effect on purchase price determination according to (S) 7.1 that is unfavorable for the sellers and that were not arranged with BROKAT before this agreement was signed shall not be made nor implemented. If necessary, this also includes liquidation, merger, or other dissolution of subsidiaries, and the transfer of business activities to a company specified by BROKAT.

                                     (S) 23
                                    Lock-up

The sellers shall be obligated for a period of two years, starting upon acquisition of the BROKAT shares as the purchase price for transfer of the FFS shares, not to pledge the BROKAT shares, sell them to third parties, nor offer them for acquisition by third parties without prior approval from BROKAT. BROKAT shall not oppose sale of up to 50 percent of the BROKAT shares even during the course of this time period, after deduction of the employee shares left with the sellers, a maximum of shares with an equivalent value of DM 15 million, in the course of a private placement. Moreover, the sellers shall be considered to a reasonable degree in this context in the event of a secondary placement.

                                     (S) 24
                            Competition prohibition

24.1 The sellers shall be obligated, each for himself, not to practice, operate, or promote any business activity, neither directly nor indirectly, that is in direct competition with the business activities conducted by the Fernbach companies, for a period of two years starting on the effective date. In particular, the sellers shall not establish, acquire, participate in, advise, or otherwise promote any enterprises that are in competition in the above sense. The prohibition competition shall apply for the activity territory for the business activities conducted by the Fernbach companies on the effective date.

24.2 In the event the purchase offer is accepted by BROKAT, the sellers shall be obligated, each for himself, not to practice, operate, or promote any business activity, neither directly or indirectly, that is in direct competition with the business activities conducted by the Fernbach companies on the effective takeover date, for a period of two years starting on the effective exercise date. In particular, the sellers shall not establish, acquire, participate in, advise, nor otherwise promote any enterprises that are in competition in the above sense. The prohibition competition shall apply for the activity territory for the business activities conducted by the Fernbach companies on the effective exercise date.

24.3 Activity for or promotion of a business activity of an enterprise controlled by BROKAT with a majority of votes or capital is not competition.

24.4 If a judgment by a court determines that the provision of this competition prohibition is invalid or unenforceable in toto or in parts, the parties are in agreement that the particular court shall have the authority to change or eliminate the scope, term, or other provisions, and to replace such invalid or unenforceable provisions with provisions that are valid and enforceable and that most closely approximate the objective pursued by the agreement from the aspect of its economic purpose.

24.5 For Gunther Fernbach, the above competition prohibition shall apply with the proviso that, after his agreement mentioned in (S) 21 ends on the basis of circumstances for which Gunther Fernbach is not responsible, he shall only be subject to the competition prohibition set forth in such an agreement.

24.6 For a period of five years after the date on which this agreement is signed, the sellers and BROKAT (as long as BROKAT has not exercised the option for step II shares and has not acquired the majority of FFS shares) shall not recruit any employees of the Fernbach companies nor cause third parties to recruit employees of the Fernbach companies.

24.7 Even after acquisition of all step II shares by BROKAT, the sellers shall treat as confidential the confidential information that becomes known to them from their activities or their shareholder status with the particular Fernbach companies and in connection with their activities for those companies or their shareholder status, and not disclose it to third parties unless such disclosure is required by law. To the extent third parties or public agencies request confidential information from the sellers, the sellers shall notify BROKAT at once so that BROKAT can take appropriate actions or waive compliance with the present (S) 24.7.

24.8  Until acquisition of the step II shares by BROKAT, BROKAT shall

    (1) treat as confidential and not disclose to third parties any and all confidential information connected with the Fernbach companies, unless such disclosure is mandatory and required by law or securities exchange guidelines and

    (2) to the extent third parties or public agencies request confidential information from BROKAT, BROKAT shall notify the sellers at once so that the sellers can take appropriate actions or waive compliance with the present (S) 24.8.

                            VII. General regulations


                                     (S) 25
                                  Taxes, costs

Each party shall pay the costs incurred in connection with concluding and implementing this agreement, and the particular company shall pay any taxes incurred on capital.

                                     (S) 26
                          Statements and declarations

The following parties are hereby authorized to receive any and all notices or statements of will to be made to the sellers or BROKAT in accordance with the present agreement or in connection therewith:

For the sellers:

Mr. Gunther Fernbach
Y.A.C. Finance Holding S.A.
9, rue Dicks Bereldange/Luxembourg

Copy to:

Marc Feider, Attorney at Law
Beghin Feider Loeff Claeys Verbeke
58, rue Charles Martel
L-2134 Luxembourg
Telephone: +352-444455-1
Fax: +352-444455-444

For BROKAT:

BROKAT Infosystems AG
Attn.: Mr. Andreas Kinsky
Industriestrasse 3
70565 Stuttgart
Telephone: +49-711-788-44-0
Fax: +49-711-788-44-777

Copy to:

Haver & Mailaender, Attorneys at Law
Lenzhalde 83-85, 70192 Stuttgart
Telephone: +49-711-227440
Fax: +49-711-2991935

                                     (S) 27
                            Changes to the agreement

To be valid, changes and supplements to this agreement, including the present clause itself, must be made in writing or in notarized form, if this is required.

                                     (S) 28
                                  Assignments

Rights and claims under this agreement may not be assigned by the sellers nor by BROKAT, unless the assignment is made in favor of an enterprise affiliated with BROKAT within the meaning of (S)(S) 15 et seq. Corporation Law. In the event of assignment, BROKAT shall remain obligated to fulfill the obligations under this agreement.

                                     (S) 29
                        Interpretation of the agreement

Should provisions of this agreement be legally invalid or unenforceable in toto or in part, the validity of the remaining provisions of this agreement shall remain unaffected thereby. In lieu of the invalid or unenforceable provisions, a reasonable arrangement shall apply that most closely approximates the economic purpose which the parties wished to achieve.

                                     (S) 30
                                 Applicable law

This agreement is governed by and shall be construed in accordance with the laws of the Federal Republic of Germany, unless Luxembourg law is applicable on the basis of mandatory provisions of Luxembourg law or the private international law of the Federal Republic of Germany.

                                     (S) 31
                                  Arbitration

Any and all disputes arising from or in connection with this agreement shall be regulated by an arbitration procedure, to the exclusion of courts of general jurisdiction. The arbitration procedure is regulated in an arbitration agreement attached to this agreement as annex D.


Stuttgart, date:

For BROKAT Infosystems AG



Stuttgart, November 2, 1999

For the sellers


Gunther Fernbach

Annex A

1. Valuation dates:                              9/30/99      12/31/99       3/31/00       6/30/00
Weighting of reporting dates  4.30               1.15          1.10          1.05          1.00
                              Base price in      Weighted base prices in thousands of DM
                              thousands of DM
2. Base prices                22,000             25,300        24,200        23,100        22,000

3. Targets                                       Plan results in thousands of DM (cumulative from 1/1/99 to valuation date)
Sales                                                       14,500        20,000        26,500        33,000
Result                                                      -4,418        -5,891        -6,208        -6,525
Orders on hand                                               8,000         8,000         8,000         8,000

4. Actual results (example)                      Imputed actual results in thousands of DM (cumulative from
                                                 1/1 to valuation date)
Sales according to U.S. GAAP                                14,500        20,000        26,500        33,000
Result according to U.S.                                    -4,418        -5,891        -6,208        -6,525
 GAAP
Orders on hand according to                                  8,000         8,000         8,000         8,000
 U.S. GAAP

5.a. Degree of target                                       Unweighted
 achievement (actual/target)
Sales according to U.S. GAAP                                100.00%       100.00%       100.00%       100.00%
Result according to U.S.                                    100.00%       100.00%       100.00%       100.00%
 GAAP
Orders on hand according to                                 100.00%       100.00%       100.00%       100.00%
 U.S. GAAP

5.b. Weighting                Weighting of Weighted
                              valuation criteria 5.25
Sales according to U.S. GAAP               2.00             200.00%       200.00%       200.00%       200.00%

Result according to U.S.                   3.00             300.00%       300.00%       300.00%       300.00%
 GAAP
Orders on hand according to                0.25              25.00%        25.00%        25.00%        25.00%
 U.S. GAAP

                              Degree of target              100.00%       100.00%       100.00%       100.00%
                              achievement

6. Purchase price             Thousands of DM               25,300        24,200        23,100        22,000

                                   Agreement
                   Regarding the Sale and Transfer of Shares

                                    between

                        1 a) Y.A.C. Finance Holding S.A.
                       9, rue Dicks Bereldange/Luxembourg
                                              (hereinafter referred to as "YAC")

                                      and

                             1 b) Ms. Anja Fernbach
                                    (hereinafter referred to as "Anja Fernbach")

                                      and

                           1 c) Mr. Gunther Fernbach
                                 (hereinafter referred to as "Gunther Fernbach")

(the parties 1 [a] to [c] hereinafter referred to collectively as "the sellers")

                                      and

                           2. BROKAT Infosystems AG,
                      IndustriestraBe 3, 70565 Stuttgart
                                           (hereinafter referred to as "BROKAT")

(the sellers and BROKAT hereinafter referred to collectively as "the parties")


                                    Preamble

The parties have concluded an agreement (hereinafter referred to as "the agreement") dated November 2, 1999/December 20, 1999, for the purchase and transfer of shares in Fernbach Financial Software S.A. (hereinafter referred to as "FFS"), Fernbach Software S.A. (hereinafter referred to as "FS"), and Fernbach Software AG (Germany) (hereinafter referred to as "FSD").

Section 4 of the named agreement provided that the sellers should offer the following shares held by them for transfer to BROKAT:

YAC: 57,697 shares of FFS

Gunther Fernbach: 3 shares of FFS, 1 share FS, and 1 share of FSD

Anja Fernbach: 1 share of FS

hereinafter referred to collectively as "step II shares".

This option was able to be exercised by BROKAT as of certain option dates.

1.  Exercising the option

    BROKAT states that the option granted in (S) 4 is exercised as of the exercise date December 31, 1999, as provided for in (S) 6.1 of the agreement.

2.  Purchase price

    The purchase price to be calculated in accordance with (S) 7.1 of the agreement, taking into account achievement of the targets in excess of obligations, increased earnings potential, and the high level of engagement by executives to achieve the targets, is

                                 DM 35,760,000
        (thirty-five million seven hundred sixty thousand German marks)

    According to (S) 7.2 of the agreement, BROKAT has the authority to discharge its duty to pay the purchase price in cash by way of performance of a fulfillment instead of by transferring or issuing no-par shares from BROKAT to the sellers.

    BROKAT hereby states that it is exercising this substitution authority.

    Accordingly, the step II shares are to be transferred according to (S) 8.2
    (2) by the sellers to BROKAT without delay in the course of an increase in the share capital of BROKAT, free of cost to the sellers, as a non-cash contribution of the corresponding BROKAT shares to the sellers. In
                                                                    --
    accordance therewith, BROKAT shall concurrently transfer the 182,838 BROKAT
    ---------------------------------------------------------------------------
    shares to the sellers. The transfer of the BROKAT shares to the sellers
    -----------------------------------------------------------------------
    shall be performed to the sellers no later than March 22, 2000, to a
    --------------------------------------------------------------------
    securities account still to be named.
    -------------------------------------

3.  Number of shares going to the sellers

    For the purchase price of DM 35,760,000, a total of 182,838 BROKAT shares go toward the purchase price according to (S) 7.2 and the determination of the numbers of shares to be transferred regulated in that rule (hereinafter referred to as "BROKAT shares").

    These are distributed among the sellers as follows:

    YAC: 182,820 BROKAT shares
    Gunther Fernbach: 15 BROKAT shares
    Anja Fernbach: 3 BROKAT shares

4.  Effective transfer date

    The transfer of shares in the Fernbach companies FFS, FS, and FSD shall be with effect as of January 1, 2000.

5.  Employee participation

    As a supplement to (S) 11.1 of the agreement, it is hereby agreed that the sellers will additionally keep a total of 14,767 BROKAT shares from
                 ------------
    their own holdings of BROKAT shares for the employees of FFS and FS to implement a success-related employee participation program. They shall be offered for takeover by the employees of FFS and FS according to a separate agreement, insofar as the goals defined in a joint business plan prepared by BROKAT and FFS or FS are fulfilled. Thirty percent of these shares offered for takeover shall be offered for takeover upon reaching the target in the 2000 fiscal and calendar year, the remaining 70 percent of shares upon reaching the target in the 2001 fiscal and calendar year. Distribution of
                                                              ---------------
    the 29,524 employee shares under (S) 11 of the agreement shall not be
    ---------------------------------------------------------------------
    affected by fulfillment or achievement of the targets under the business
    ------------------------------------------------------------------------
    plan.
    -----

    If and insofar as the goals are not achieved, the sellers shall utilize 14,757 shares from the employee participation program according to instructions from BROKAT, and pay the sales proceeds to a recipient specified by BROKAT after deducting any applicable costs, in accordance with more specific instructions from BROKAT.

    The provisions of (S) 11 of the agreement shall apply by analogy for this quantity of

    14,767 BROKAT shares, with the exception of the allotment arrangements. In particular, the sellers shall refrain from exercising and asserting any administrative rights associated with those shares during the period they are held by the sellers, or shall transfer such rights to third parties on the instructions of BROKAT.

    Furthermore, the sellers shall transfer these shares to BROKAT Beteiligungen GmbH (or its legal successor) as trustee immediately after acquiring them, and shall instruct the latter to hold and utilize the shares in accordance with this agreement and the participation agreement yet to be concluded, and to fulfill the obligations undertaken vis-a-vis the employees and BROKAT.

    The provisions of (S) 11 of the agreement for the BROKAT shares named in (S)
    11.1 (1) there shall remain unchanged.



Stuttgart/Luxembourg, February 22, 2000

For BROKAT Infosystems AG     For the sellers



Michael Janssen               Gunther Fernbach
CFO/Managing Board



Michael Schumacher

                                  Translation

                                   Agreement
                   Regarding the Sale and Transfer of Shares

                                    between

                        1 a) Y.A.C. Finance Holding S.A.
                       9, rue Dicks Bereldange/Luxembourg
                                              (hereinafter referred to as "YAC")

                                      and

                             1 b) Ms. Anja Fernbach
                                    (hereinafter referred to as "Anja Fernbach")

                                      and

                           1 c) Mr. Gunther Fernbach
                                 (hereinafter referred to as "Gunther Fernbach")

(the parties 1 [a] to [c] hereinafter referred to collectively as "the sellers")

                                      and

                           2. BROKAT Infosystems AG,
                      Industriestrasse 3, 70565 Stuttgart
                                           (hereinafter referred to as "BROKAT")

(the sellers and BROKAT hereinafter referred to collectively as "the parties")


                                    Preamble

The parties have concluded an agreement (hereinafter referred to as "the agreement") dated November 2, 1999/December 20, 1999, for the purchase and transfer of shares in Fernbach Financial Software S.A. (hereinafter referred to as "FFS"), Fernbach Software S.A. (hereinafter referred to as "FS"), and Fernbach Software AG (Germany) (hereinafter referred to as "FSD").

Section 4 of the named agreement provides that the sellers should offer the following shares held by them for transfer to BROKAT:

YAC: 57,697 shares of FFS
Gunther Fernbach: 3 shares of FFS, 1 share FS, and 1 share of FSD
Anja Fernbach: 1 share of FS

This option can be exercised by BROKAT as of certain option dates.

1.  Extension of the exercise period

    The parties agree that the period for exercising the option granted in (S) 4 shall be extended as of the exercise date December 31, 1999, until Wednesday, February 23, 2000, inclusive, in accordance with (S) 6.1 of the
    ----------------------------
    agreement.

2.  Authoritative share price on exercise of the option

    The closing price in presence trading at the Frankfurt securities exchange on February 2, 2000, in the amount of 300.00 euros is hereby determined as the authoritative share price on exercise of the option, in accordance with (S) 7.2 of the agreement. Taking into account the 1:3 stock split for BROKAT stock executed on July 7, 2000, a price of 100.00 euros for the new BROKAT stock (with a proportional amount of 1.00 euro of the share capital after the stock split) is authoritative for the calculation according to (S) 7.2 of the agreement.

3.  Continuation in effect for all further content of the agreement

    The remaining provisions of the agreement for purchase and transfer of shares dated November 2, 1999/December 20, 1999, shall remain unchanged.

Stuttgart/Luxembourg, February 11, 2000

For BROKAT Infosystems AG     For the sellers


Michael Janssen/CFO           Gunther Fernbach


Achim Dorner/VP Finance Group EMEA